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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) JANUARY 18, 1996


                              WORK RECOVERY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                   COLORADO
                 (State or Other Jurisdiction of Incorporation)


                0-18695                              68-0165800
       (Commission File Number)                   (I.R.S. Employer
                                                 Identification No.)


   2341 SOUTH FRIEBUS AVENUE, SUITE 14, TUCSON, ARIZONA              85713
        (Address of Principal Executive Offices)                   (Zip Code)


                                 (520) 322-6634
              (Registrant's Telephone Number, Including Area Code)


         (Former Name or Former Address, if Changed Since Last Report)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         As a result of a meeting of the Board of Directors of Work Recovery, Inc. (the "Company") convened on January 18, 1996 and continued on January 22, 1996, changes in control of the Board of Directors of the Company and certain changes in the management of the Company have been effected.

         On January 18, 1996, Patricia D. Golde, Christopher H. Bingham and Robert E. Robbins resigned, effective immediately, from all officer and director positions with the Company and its affiliates (except that Mr. Bingham remains a director of Work Recovery Europe Limited). Dorcas R. Hardy, Julian W. De La Rosa, Renato DiPentima and Edward M. Young were then appointed to the Board of Directors. Charles J. Rastatter, Ed.D and Robert B. Bunker then resigned from all officer and director positions with the Company and its affiliates. Via letter dated January 18, 1996, Thomas L. Brandon resigned from the Company. The Board accepted Mr. Brandon's resignation on January 22, 1996. On January 22, 1996, the Board filled two Board vacancies (i.e., the vacancies other than the vacancy created by Mr. Brandon's resignation) by appointing William R. Sauey and Richard A. Lewis to the Board. On that date, the Board also appointed John E. Affeldt, M.D. to fill the vacancy caused by the resignation of Mr. Brandon. Mr. Brandon has disputed whether he has resigned from the Board of Directors, and has taken the position that his resignation was only as an officer.

         On January 18, 1996, the Board of Directors appointed Dorcas R. Hardy as Acting Chair of the Board, Acting President, Acting Chief Executive Officer and Acting Chief Financial Officer. The Board also approved the retention of the Team for New Management, L.L.C. (the "Team") to provide certain management services to the Company pursuant to the terms of an Interim Management Services Agreement. (See Item 5 below.) Ms. Hardy is a member of the Team. The various persons added to the Board of Directors as described above were proposed by the Team.

         On January 22, 1996, the Board of Directors created an Executive Committee consisting of Ms. Hardy, Mr. DiPentima and Mr. Young, along with an Audit and Finance Committee consisting of Messrs. Young, De La Rosa and Sauey.

         The new members of the Board of Directors (other than Ms. Hardy) collectively hold approximately .04% of the Company's voting securities. Ms. Hardy holds approximately .01% of the Company's voting securities. The Team currently holds no voting securities in the Company. Members of the Team (other than Ms. Hardy) collectively hold approximately .28% of the Company's voting securities.





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         The change in control described was effected through a voluntary, negotiated change in the composition of the Board of Directors and management of the Company. Accordingly, such change in control did not occur as a result of an acquisition of voting securities of the Company.

         The above described change in control resulted from a Letter of Intent dated January 3, 1996 (previously filed as part of the Company's Form 8-K filed on January 6, 1996), an interim letter agreement dated January 16, 1996, and an Agreement between the Company and the Team dated January 18, 1996.

         On January 16, 1996, the Company provided a letter to the Team regarding an interim agreement with respect to a contemplated change in control of the Company (the "Interim Agreement"). The Interim Agreement provided, among other things, that: (1) subject to certain exceptions, the Team will receive advance written notice of, and the right to register with the Board of Directors its approval or disapproval of, any cash expenditure or deposit by the Company or any entity controlled by the Company; (2) the Company would suspend or terminate any and all payments to former employees of the Company or of any entity controlled by the Company; and (3) the Company would permit the Team to place a representative at the Company's executive offices and would permit such representative to attend all Company, management and Board of Directors meetings other than the portion of Board meetings involving discussions of the proposed arrangements between the Company and the Team.

         On January 18, 1996, the Company and the Team entered into an Agreement (the "Agreement") regarding the change in control. In addition to setting forth certain resolutions and actions to be taken by the incumbent Board of Directors to effectuate the Board and management changes described above, the Agreement provided that, subject to certain conditions, the Team and the Company would execute and deliver an Interim Management Services Agreement (the "IMSA") (see Item 5 below) and the Team would dismiss the lawsuit it filed in Colorado to compel the holding of a shareholders' meeting. In addition, the Agreement contemplated that the Board of Directors would take the following additional actions prior to the change of control, each of which was approved by the Board of Directors on January 18, 1996:

         (1)     approval of the Agreement and the IMSA with the Team;

         (2) approval for each person not serving on the incumbent Board who becomes a director of the Company within the next year to receive:

                 (a) an indemnification agreement substantially in the form previously granted to the incumbent directors and senior officers of the Company;





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                 (b)      if not an officer of the Company, $1,500 per Board or
                          committee meeting plus expenses for meeting attendance;

                 (c) coverage under a directors' and officers' insurance policy with policy limits of not less than $5,000,000; and

                 (d) if not an officer of the Company, 100,000 warrants for serving as a director, 25,000 warrants for each committee membership, and 25,000 warrants for each committee chair, with the exercise price of the warrants to be equal to the average closing bid price of the Company's stock for a twenty day trading period centered around the date on which such person is announced or elected as a director;

         (3) approval of such persons as may be designated by the Team serving as directors and constituting a majority of the Board of Directors of the Company;

         (4) authorizing severance agreements with Robert Bunker and Linda Duncan (see Item 5 below);

         (5) authorizing, subject to shareholder approval and negotiation with the Team of a definitive Management Services Agreement, the following warrant package for the Team:

                 (a) warrants, exercisable for five years, to purchase 3,000,000 shares of Common Stock at an exercise price of $1.25 per share;

                 (b) warrants, exercisable for five years, to purchase 3,000,000 shares of Common Stock at a price equal to the average closing bid price of the Common Stock for the twenty trading day period beginning January 8, 1996;

                 (c) warrants, exercisable for five years, to purchase 2,000,000 shares of Common Stock at an exercise price of $3 per share;

                 (d) warrants, exercisable for five years, to purchase 2,000,000 shares of Common Stock at an exercise price of $5 per share;

                 (e) unlimited piggyback registration rights, two demand registration rights at the expense of the Company, and the right to participate pari passu with demand rights of other holders of shares of Common Stock; and





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                 (f)      warrant or stock option incentives for Dorcas R.
                          Hardy as an officer and director of the Company, along with similar stock incentives that the Company intends to offer for a new Chief Operating Officer and Chief Financial Officer, will cause a deduction from the above described warrant package;

         (6) authorizing, subject to negotiation with the Team of a definitive Management Services Agreement to replace the IMSA, reimbursement of the Team's out-of-pocket expenses incurred through January 2, 1996 in connection with or related to the Team's attempts to obtain a change in control of the Company; and

         (7) increasing the size of the Board of Directors from six to seven members.

         There are no arrangements, known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.

ITEM 5.  OTHER EVENTS.

         In connection with the change in control described in Item 1 above, the Company on January 18, 1996 entered into the IMSA with the Team and entered into a Severance Agreement and Release ("Severance Agreement") with each of Robert B. Bunker, the Company's former Senior Vice President and Chief Financial Officer, and Linda J. Duncan, the Company's former Secretary and Chief Operating Officer.

         The IMSA expires April 17, 1996, unless terminated earlier pursuant to its terms. During the term of the IMSA, the Team will provide to the Company the executive management services that generally are performed by a corporation's President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (or Comptroller). In particular, the Team will employ Dorcas R. Hardy and make her services available to the Company as Acting President and Chief Executive Officer. In addition, the Team will provide to the Company such consulting services as may be agreed from time to time by the Team and the Company.

         Under the IMSA, the Company will pay the Team $25,000 per week, payable in advance, and will advance or reimburse the Team's out-of-pocket expenses associated with services provided under the IMSA. In addition, the Company will reimburse the Team for its out-of-pocket expenses incurred from and after January 3, 1996 (including from and after the date of the IMSA) in connection with or otherwise related to the negotiation and execution of the IMSA and the Team's attempts to obtain a change in control of the Company. The Company's payment obligations described in this paragraph survive any termination of the IMSA. Further, the





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Company will enter into an indemnification agreement with the Team substantially in the form executed with directors and senior executive officers of the Company.

         Under the Severance Agreement with Robert B. Bunker, the Company will pay Mr. Bunker severance equal to one year's salary paid out over a period of thirty months, payable monthly in arrears, at the per annum rate of $120,000, with any unpaid amounts payable in full if and when the Company reimburses the Team for its expenses through January 2, 1996. During a twelve month period, the Company will provide Mr. Bunker with the health care and other benefits provided to the Company's senior executives; provided, however, that the aggregate amount of such other benefits (excluding health care benefits) shall not exceed 5% of the per annum severance pay. In addition, the Company, through its Compensation Committee and subject to the discretion of the Compensation Committee, will reprice and extend the exercise period in respect of the stock options granted by the Company to Mr. Bunker such that Mr. Bunker will have options to purchase 170,000 shares of the Company's Common Stock at an exercise price of $1.50 per share for a period expiring on the date two years following the date on which Mr. Bunker is notified by the President of the Company that his full time employment is no longer required (with such notification date being referred to hereinafter as the "Effective Date"). Such 170,000 options shall replace all existing options held by Mr. Bunker (i.e., options to purchase 400,000 shares). The Company will use its best efforts to register the shares underlying the repriced options with the Commission no later than any registration of warrants issued by the Company to the Team.

         In exchange for the consideration described above, Mr. Bunker will, upon reasonable notice and at such reasonable times as the Company may request, assist in the orderly transition of management control and make himself available to provide all requested information about the Company. Mr. Bunker, however, is not obligated to provide any particular number of hours of assistance and is entitled to seek and accept other employment. Mr. Bunker also has agreed not to solicit any customer or licensee of the Company or its related entities for purposes the effect of which would be to adversely impact the volume of business of such customer or licensee with the Company or its related entities. In addition, Mr. Bunker has agreed not to compete with the Business (as defined) of the Company and certain related entities in the Geographic Area (as defined) until January 18, 1999. Further, Mr. Bunker has released the Company and its related entities and certain other parties from claims and causes of action existing as of January 18, 1996. Likewise, the Company has agreed not to assert against Mr. Bunker any claim existing as of January 18, 1996, subject to certain exceptions. Finally, Mr. Bunker has agreed to the establishment of a voting trust into which all of his capital stock in the Company, whether now owned or hereafter





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acquired, will be placed and has agreed that the voting trustee shall be the
President of the Company.

         The Severance Agreement with Linda J. Duncan is substantially similar to the Severance Agreement with Mr. Bunker except that Ms. Duncan's severance pay is payable at the per annum rate of $96,000.

                                    EXHIBITS

99.1  -       Press Release dated January 3, 1996

99.2  -       January 16, 1996 letter from the Company to the Team regarding Interim Agreement

99.3  -       Agreement between the Company and the Team dated January 18, 1996

99.4  -       Interim Management Services Agreement between the Company and the Team dated January 18, 1996

99.5  -       Severance Agreement and Release between Robert B. Bunker and the Company dated January 18, 1996

99.6  -       Severance Agreement and Release between Linda J. Duncan and the Company dated January 18, 1996


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  February 2, 1996.

                                        WORK RECOVERY, INC.


                                        By: /s/ Dorcas R. Hardy
                                        -----------------------
                                        Dorcas R. Hardy, President
                                        and Chief Executive Officer


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